Oak Associates, ltd.

Proxy Voting Procedures and Policies

I.           INTRODUCTION

Proxy voting is an important right of the shareholders.  When Oak Associates, ltd. has discretion to vote the proxies of its clients, two principles guide the voting: advancing the economic interests of our clients and protecting their rights as beneficial owners of the corporation in whose securities we invest.

The client relationships in which Oak will vote the proxies include:

•     Employee benefit plans and other clients subject to ERISA.

•     Plans and other institutional clients, not subject to ERISA, which have delegated proxy-voting responsibility to Oak Associates, ltd.

•     The registered investment companies (“Oak Associates Funds”) advised by Oak Associates, ltd.

•     Wrap fee programs that have delegated proxy-voting responsibility to Oak Associates, ltd.

For those advisory clients who have retained proxy-voting responsibility, Oak Associates, ltd. has no authority and will not vote any proxies for those client portfolios.  Generally, the clients that have retained proxy-voting responsibility are individuals and their related accounts.

This document summarizes our voting policies on both management and shareholder proposals.  Our policies cover the issues that we most frequently encounter.

I. ROLE OF INVESTMENT COMMITTEE

1.   The Investment Committee, which is the committee consisting of all the Portfolio Managers, Research Analysts and the Compliance Officer, is designated as the Firm’s policy-making body with respect to proxy voting.

2.   The Investment Committee determines the Statement of Policy, which is set forth as Section IV of this policy.

3.   The Investment Committee shall determine how to vote proxies with respect to issues that are not indicated by the Statement of Policy.

4.   The Investment Committee will delegate decisions with respect to specific proxy issues to one of the Portfolio Managers or Research Analysts who is most familiar with the issuer and its business.

5.   The Investment Committee may determine to vote proxies in a manner that differs from the Statement of Policy if the Investment Committee believes that not voting in accordance with the Investment Policy is in the best interest of the client.

II.          PROXY VOTING PROCEDURES

1.   Oak Associates, ltd. has retained a third party, Institutional Shareholder Services (ISS), to assist it in coordinating and voting proxies with respect to client securities.  Oak’s Compliance Officer shall monitor ISS to assure that all proxies are being properly voted and appropriate records are being retained.

2.   All proxies received by Oak Associates, ltd. will be sent to ISS to coordinate and vote proxies.  ISS will:

A.   Keep a record of each proxy received;

B.   Determine which accounts managed by Oak Associates, ltd. hold the security to which the proxy relates;

C.   Compile a list of accounts that hold the security, together with the number of votes each account controls and the date by which Oak must vote the proxy in order to allow enough time for the completed proxy to be returned to the issuer prior to the vote taking place.

3.   The Compliance Officer will identify any conflicts that exist between the interests of Oak and its clients.  This examination will include a review of the relationship of Oak with the issuer of each security to determine if the issuer is a client of Oak or has some other relationship with Oak.

III.         STATEMENT OF POLICY

Oak Associates, ltd. believes that voting proxies in accordance with the following policies is in the best interest of the separate account clients and mutual fund shareholders.

For Taft Hartley clients, Oak will vote those proxies in accordance with the recommendations made by Institutional Shareholder Services (ISS) Proxy Voter Services (PVS) unless Oak is directed by the Taft Hartley client not to use the ISS services.  PVS is dedicated to voting proxies for Taft Hartley plans.

1.   Routine Items:

•     Oak will generally vote FOR the election of directors (where no corporate governance issues are implicated).

•     Oak will generally vote FOR an independent chairman of the board.

•     Oak will generally vote AGAINST shareholder resolutions to limit the tenure of directors.

•     Oak will generally vote FOR the selection of independent auditors.

•     Oak will generally vote FOR increases in or reclassification of common stock.

•     Oak will generally vote FOR management recommendations on indemnification and liability limitations for officers and directors.

•     Oak will generally vote AGAINST shareholder proposals to limit indemnification and liability limitations.

•     Oak will generally vote FOR changes in the board of directors (where no corporate governance issues are implicated).

•     Oak will generally vote FOR outside director compensation.

•     Oak will generally vote AGAINST expensing options.

2.         Non-Routine:

•     Oak will generally vote FOR shareholder resolutions requesting the adoption of confidential voting.

•     Oak will generally vote AGAINST management resolutions to implement fair price procedures.

•     Oak will generally vote AGAINST management proposals to introduce several classes of voting stock with unequal voting rights.

•     Oak will generally vote AGAINST management proposals to institute supermajority rules.

•     Oak will generally vote FOR a proposed reverse split of a company’s common stock.

•     Oak will generally vote FOR shareholder proposals that a company opt out of various anti-takeover statues.

3. General Voting Policy

If the proxy includes a Routine Item that implicates corporate governance changes or a Non-Routine Item where no specific policy applies, then the Investment Committee will review the proxy and determine how the proxies should be voted on a case-by-case basis.

Oak Associates, ltd. also seeks to avoid any conflicts that may arise in the review and voting of client proxies.  In the event any Potential or Actual Conflict of Interest may arise, Oak will disclose the circumstances of any such conflict to client(s) and in most cases either forward the proxy materials to the client to vote, vote according to ISS recommendations or take such other action as may be appropriate under the particular circumstances.

I. DISCLOSURE

Oak Associates, ltd. will make available these policies and procedures on the Oak Associates, ltd. website at www.oakassociates.com.

Oak Associates, ltd. will disclose a concise summary of the firm’s proxy policy and procedures and indicate in its Form ADV Part II that clients may contact Client Services via e-mail or by telephone in order to obtain information on how Oak voted such client’s proxies, and to request a copy of these procedures and policies.  If a separate account client requests this information, Client Services will prepare an electronic or written response to the client that lists, with respect to each voted proxy that the client has inquired about, (1) the name of the issuer; (2) the proposal voted upon; and (3) how Oak voted the client’s proxy.

Our Form ADV disclosures will be amended whenever these procedures and policies are updated.

II. RECORDKEEPING

The Compliance Officer has overall responsibility for maintaining files and records regarding Oak Associates, ltd. proxy policies and practices in an appropriate manner and for the required period, i.e., two years on-site in Oak Associates, ltd. offices and at least an additional three years off-site in secure and accessible facilities.  The firm’s recordkeeping procedures include the following:

•     Oak Associates, ltd. maintains relevant records, in paper or electronic format, i.e., internally and EDGAR, including proxy statements, related research materials, proxy ballots and votes, on an issuer and client basis.

•     Oak Associates, ltd. also maintains an annual file of records of any written client requests for proxy voting information for their portfolio securities and provides information to clients as requested.

June 2005